058 Putnam Investment Grade Municipal Trust attachment
11/30/07 Annual

Shareholder meeting
results (unaudited)

May 15, 2007 meeting

A proposal to approve a new management contract between the fund and Putnam Investment Management, LLC was approved as follows:

Votes for 		Votes against 	Abstentions
12,375,281 		741,229 	338,314

December 12, 2007 special meeting

A special meeting of shareholders of the fund was held on December 12, 2007. The special meeting to approve the following proposals had previously been convened, and adjourned on October
15th, 2007 and November 16th, 2007, to allow for additional solicitation of shareholder proxies.

A proposal to approve a Plan of Entity Conversion providing for the conversion of your fund from a Massachusetts business trust to a Massachusetts limited liability company (the Conversion) was approved as follows:

      			Common shares

Votes for 		Votes against 	Abstentions
11,312,273 		705,287 	400,294

      			Preferred shares

Votes for 		Votes against 	Abstentions
995 			85 		22

A proposal to approve an Agreement and Plan of Merger providing that, following the Conversion, your fund will merge with and into Putnam Municipal Opportunities Trust pursuant to the Massachusetts Limited Liability Company Act was approved as follows:

      			Common shares

Votes for 		Votes against 	Abstentions
11,378,104 		667,677 	372,073

      			Preferred shares

Votes for 		Votes against 	Abstentions
985 			95 		22

All tabulations are rounded to the nearest whole number.